SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 8, 2014
AMBAC FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 658-7470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2014 (the “Effective Date”), Ambac Financial Group, Inc. (“Ambac”) and its principal subsidiary, Ambac Assurance Corporation (“Ambac Assurance;” and together with Ambac, the “Company”), entered into an Employment Agreement (the “Agreement”) with Diana Adams, the chief executive officer of both companies. The Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Agreement and any successor period is known as the “Employment Period”).
Under the Agreement, Ms. Adams is entitled to an annual base salary of no less than $800,000 and is eligible for an annual bonus opportunity. The amount of any annual bonus paid to Ms. Adams during the term of the Agreement shall be determined in the discretion of the Compensation Committees of the Board of Directors of Ambac and Ambac Assurance, acting jointly (together, the “Joint Compensation Committee”), and shall be based on the overall performance and business prospects of Ambac and/or one or more of its affiliates, the performance of Ms. Adams and such other factors as determined by the Joint Compensation Committee. In addition, Ms. Adams will be eligible to participate in Ambac’s 2013 incentive compensation plan, or any successor or additional plan, subject to the terms of such plan.

If Ms. Adams's employment is terminated due to death or disability, or her employment is terminated by Ambac for “cause” (as defined in the Agreement), or if she resigns without “good reason” (as defined in the Agreement), or her employment is terminated due to the non-renewal of the Agreement by Ms. Adams, she would receive her base salary and any accrued benefits through the date of termination; provided however, that if Ms. Adams’ terminates her employment without “good reason” during the initial Employment Period but after six months from the Effective Date she would also receive a lump sum “partial severance payment” in an amount equal to one year’s base salary, and she and her eligible dependents would continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances).

If Ms. Adams's employment is terminated by Ambac other than for “cause” or if she resigns for “good reason,” or her employment is terminated due to the non-renewal of the Agreement by Ambac, Ms. Adams would be entitled to receive (i) her base salary and any accrued benefits through the date of termination, (ii) a lump sum equal to the sum of (a) one year’s base salary and (b) the amount of the last annual bonus paid to Ms. Adams by Ambac, and (iii) a prorated annual bonus for the year of termination. She and her eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances). If Ms. Adams's employment is terminated by the Company other than for “cause” or if she resigns for “good reason,” in either case within twelve (12) months following a Change in Control (as defined in the Agreement), she would be entitled to receive the same compensation described above in this paragraph; provided, that the amount of the payment referenced in (ii) above shall be multiplied by two.

Payments made to Ms. Adams in connection with her termination of employment are subject to her delivery to Ambac of a general release of claims. Under the Agreement, for twelve months following Ms. Adams’s termination of employment, Ms. Adams will be subject to certain non-competition, non-solicitation and cooperation covenants. She will also be subject to non-disclosure and non-disparagement covenants.

The preceding summary of the Agreement contained in this Item 5.02 is qualified in its entirety by reference to the full text of the Agreement attached as Exhibit 10.1, as though it were fully set forth herein.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.     The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
10.1	Employment Agreement dated as of April 8, 2014, by and among Ambac Financial Group, Inc., Ambac Assurance Corporation and Diana Adams.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: April 9, 2014
	By:	/s/ William J. White
First Vice President, Secretary, and Assistant General Counsel